PGIM Investments LLC
655 Broad Street – 17th Floor
Newark, New Jersey 07102

December 19, 2023

The Board of Directors

655 Broad Street—17th Floor

PGIM Private Real Estate Fund, Inc.

Newark, New Jersey 07102

Re: PGIM Private Real Estate Fund, Inc. (the “Fund”)
To the Board of Directors:

PGIM, Inc. (“PGIM”), the Fund’s investment sub-adviser, hereby acknowledges that PGIM Investments LLC (“PGIM Investments”), the Fund’s investment adviser, has entered into a waiver agreement with the Fund (“Management Fee Waiver”) requiring PGIM Investments to waive the entirety of its base management fee and any applicable incentive fee, both as described in the Prospectus, through June 30, 2025 (the “Wavier Period”).

In connection with the Management Fee Waiver, PGIM hereby agrees to waive any subadvisory fees or incentive fees it is entitled to receive from PGIM Investments during the Waiver Period.

Following the Waiver Period, PGIM’s agreement to temporarily waive its subadvisory fee and incentive fee will terminate, and PGIM will receive a subadvisory fee at an annual rate of 0.60% of the average daily value of the Fund’s net assets. In addition, PGIM will receive 60% of the incentive fee PGIM Investments receives from the Fund.

Very truly yours,

PGIM, INC.

By: /s/ Catherine Marcus

Name: Catherine Marcus

Title: Vice President

PGIM INVESTMENTS LLC

By: /s/ Scott Benjamin

Name: Scott E. Benjamin

Title: Executive Vice President